President Medtronic Letter Agreement

Board of Directors	Exhibit 10.1

Medtronic
Office of Chairman and Chief Executive Officer

August 26, 2019

Geoff Martha
2118 Shadywood Rd
Wayzata, MN 55391

Dear Geoff,

It is with great pleasure that I extend this Offer Letter for Appointment as President of Medtronic (herein called “Offer Letter”). I am also pleased to let you know of the Board of Director’s intent to appoint you Chief Executive Officer effective April 27, 2020.

1.Title
President, Medtronic
In this role, you will continue to report to me. Details about your appointment as Chief Executive Officer will be provided separately.

2.Employment Location
Your employment with Medtronic will continue to be located at Medtronic’s Operating Headquarters in the Twin Cities, Minnesota, and subject to business travel appropriate for your duties and responsibilities.

3.Employment Start Date
Your employment as President of Medtronic will commence on November 1, 2019 (herein called “Start Date”). Your employment as Chief Executive officer is expected to start effective April 27, 2020.

4.Board Membership
I am pleased to inform you that, in connection with your new position as President, Medtronic’s Board of Directors (the “Board”) has voted to appoint you as a director effective on your November 1, 2019 Start Date. Thereafter, during your employment with the Company, the Board may annually nominate you for re-election as a member of the Board in accordance with the Company’s Principles of Corporate Governance.
5.Base Salary
Your annual base salary will be $1,100,000 US Dollars (USD), less applicable withholdings and deductions, commencing upon the first day of the pay period for your Start Date (herein called

President Medtronic Letter Agreement
“Salary Start Date”), which is October 26, 2019, and paid in accordance with Medtronic’s standard U.S. payroll practices.

6.Medtronic Incentive Plan (“MIP”)
You will continue to be eligible to participate in MIP for Fiscal Year 2020. Your participation in your current plan as Executive Vice President and President, Restorative Therapies Group, with a target payout equal to 100% of your base salary will end on October 25, 2019 and the associated payout after fiscal 2020 year-end will be prorated for the employment time in your current role.

Participation in your new plan will begin on your Salary Start Date with a target payout equal to 150% of your annual base salary effective on the Salary Start Date. The associated payout after fiscal 2020 year-end will be prorated for the time in your new role. The payout for your new plan as President of Medtronic will continue to be based 100% on the performance of Medtronic.

7.Annual Long-Term Incentive Plan (“LTIP”)
You will continue to be eligible to participate in Medtronic’s LTIP beginning with Fiscal Year 2020. The annualized total target grant date value of your LTIP will be increased from $3,800,000 to $10,000,000 and is comprised of the following, equally weighted three components:

a.Annual Long-Term Performance Plan (“LTPP”)
LTPP is granted annually and has a three-fiscal year performance period after which the incentive is paid in cash based on Medtronic’s performance against the long-term performance plan’s goals and paid in accordance with the terms and conditions of the plan. All terms and conditions of LTPP awards will be described in the incentive program document. LTPP awards is subject to approval by the Board.

b.Annual Nonqualified Stock Option Grant
Stock options vest 25% per year beginning on the one-year anniversary of the date of Medtronic’s annual grants (July 29, 2019 for FY2020). All terms and conditions of the stock option awards will be described in the stock option agreements that are delivered to you following the grant date. Stock option awards are subject to approval by the Board.

c.Restricted Stock Unit Grant
The restricted stock units vest 100% on the 3rd anniversary of the date of Medtronic’s annual grants (July 29, 2019 for FY2020). Vesting of restricted stock unit awards is contingent on a minimum company performance threshold being achieved. The performance threshold set for Fiscal Year 2020 is a 3% Cumulative Compound Annual Growth Rate for Diluted Earnings Per Share measured for FY2020-FY2022. All terms and conditions of restricted stock unit awards will be described in the restricted stock unit agreement provided following the grant date. Restricted stock unit awards are subject to approval by the Board.

On October 28, 2019, you will receive an additional LTIP grant of $3,100,000, which will be divided equally between LTPP, Stock Options, and Restricted Stock Units. Shown in the table below, the $3,100,000 grant plus the $3,800,000 grant made on July 29, 2019 will bring your total LTIP grant for FY2020 to $6,900,000, which provides a one-half year proration for your role as Executive Vice President and President, Restorative Therapies Group, and a one-half year proration for your role as President of Medtronic.

President Medtronic Letter Agreement

EVP & President RTG LTIP Annualized (Granted 7/29/19)	EVP Half-Year Proration A.	President, Medtronic LTIP Annualized	President Half-Year Proration B.	Total FY2020 LTIP Grant A + B	Additional Grant on 10/28/19
$3,800,000	$1,900,000	$10,000,000	$5,000,000	$6,900,000	$3,100,000

The vesting schedule for the additional grant will match the grant made on July 29, 2019.

8.Fiscal Year 2021 Compensation
The compensation effective for your appointment as President, Medtronic, will remain in effect following your appointment as Chief Executive Officer on April 27, 2020. The Board of Directors will review any potential updates to your compensation for Fiscal Year 2021 at its June 2020 meeting.

9.Employee Health and Welfare Benefits
You will be offered the same benefits as all other U.S. employees of Medtronic, including any benefits commensurate with your job level, upon meeting eligibility requirements as provided for in the Plan documents.

10.Business Allowance and Other Perquisites
In order to provide remuneration for business use of your personal automobile, financial planning services, and other personal, job related expenses; you will be provided with an annual allowance of $40,000 (paid bi-weekly). Additionally, you will have access to Medtronic’s corporate jet, following the policies that have been established for its use.

11.Deferred Compensation Plan
You will be eligible to participate in the next calendar year phase of Medtronic’s Capital Accumulation Plan (“CAP”), subject to the terms of the CAP, which provides for the opportunity to defer a portion of calendar year 2020 compensation. If desired, you may enroll in the 2020 CAP during the annual enrollment period held in November 2019.

12.Termination
Your employment with Medtronic is at will and may be terminated at any time by Medtronic or by you. If your employment is terminated by the Company without Cause and contingent upon your signing and complying with a severance and release agreement, the Company shall provide you with benefits consistent with the Company’s severance policies and practices and with market practice for the President of Medtronic role. Cause is defined in the Company’s 2013 Stock Award and Incentive Plan document.

13.Change in Control
You will be eligible for Medtronic’s Section 16 Officer Change in Control Policy.

14.Employee Agreement
The compensation and benefits provided in this Offer are contingent on you signing the Medtronic Employee Agreement, which specifies certain employment terms and conditions. That agreement is provided to you with this Offer Letter.

15.Stock Ownership Policy
The current stock ownership policy will continue to apply, which is to maintain Medtronic stock equal to three (3) times annual salary. Unless noted otherwise by an equity grant agreement, you must retain 50% of the after-tax shares following settlement of equity compensation awards, including stock option exercises and restricted stock vesting, until the stock ownership requirement is met.

President Medtronic Letter Agreement
Geoff, I am pleased to extend this Offer Letter to serve as the new President of Medtronic. Please review and direct any questions to Carol Surface, Chief Human Resources Officer. To accept this Offer Letter, please sign and date below, sign the Medtronic Employee Agreement included with this Offer Letter, and return the two original documents to Carol Surface.

Best regards,

Omar Ishrak,
Chairman and Chief Executive Officer

I, Geoff Martha, accept this Offer Letter as outlined above.

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Signature Date